Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ZyVersa Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other(1)	276,368	(2)	$0.5928	(1)	$163,830.95	0.00014760	$25.00
Total Offering Amounts							$163,830.95		$25.00
Total Fee Offsets									$0.00
Net Fee Due									$25.00

(1)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low prices per share of Registrant’s common stock on February 7, 2024 as reported by The Nasdaq Stock Market.
(2)	Represents shares of the Registrant’s common stock that may be issued under the ZyVersa Therapeutics, Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”) consisting of 276,368 shares of the Registrant’s common stock reserved for issuance under the Plan. Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock, as applicable.